Exhibit 4(a)(x)

Dated: 3 November 2009

THE LORDS COMMISSIONERS OF HER MAJESTY’S TREASURY

and

LLOYDS BANKING GROUP PLC

UNDERTAKING TO SUBSCRIBE
and related matters

Slaughter and May
One Bunhill Row
London EC1Y 8YY
(JAYP/MDSC)

CD093010014

THIS DEED is made on 3 November 2009

BETWEEN:

(1)	THE LORDS COMMISSIONERS OF HER MAJESTY’S TREASURY of 1 Horse Guards Road, London SW1A 2HQ (the “Treasury”); and

(2)

LLOYDS BANKING GROUP PLC, a public company incorporated in Scotland with registered number 095000 and whose registered office is at Henry Duncan House, 120 George Street, Edinburgh, Scotland EH2 4LH (“LBG”).

WHEREAS:

(A)	LBG intends to effect the Rights Issue (as defined below).

(B)	The Treasury Solicitor (as nominee of the Treasury) is, at the date of this Deed, the registered owner of 11,798,531,471 Ordinary Shares (each as defined below).

(C)

Subject to the terms and conditions set out in this Deed, the Treasury has agreed to procure that the Treasury Solicitor (i) votes in favour of all of the Resolutions in accordance with the recommendation of the board of LBG (except for the HMT Resolution); and (ii) takes up (as nominee of the Treasury) the Treasury’s rights to subscribe for all of the HMT Rights Issue Shares to be issued under the Rights Issue, in consideration, inter alia, for which LBG has agreed to pay to the Treasury the HMT Commitment Commission (each as defined below).

NOW THIS DEED WITNESSES AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1	In this Deed (including the Recitals):

“Acceptance” has the meaning given in clause 3.2(A);

“Acceptance Date” has the meaning given in clause 3.2(A);

“Admission” means the admission of the HMT Rights Issue Shares (nil paid) to the Official List of the UK Listing Authority becoming effective and the admission of such shares (nil paid) to trading on the main market for listed securities of the London Stock Exchange plc becoming effective;

“Authority” means: (i) any government; (ii) any governmental or quasi-governmental authority, body, agency or association; (iii) any supranational, federal, state or local government; (iv) any statutory or regulatory body, agency or association; (v) any body, agency or association having the power to impose, collect or administer any Tax; and (vi) any court, tribunal or other judicial body;

“Base Fee” means 2.25 per cent. of the Issue Price;

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for business in London;

“Circular” means the shareholder circular to be published in connection with, amongst other things, the Rights Issue in accordance with the Listing Rules;

“Claims” means any and all claims, actions, liabilities, demands, proceedings, regulatory or governmental investigations, judgments or awards whatsoever (and, in each case, whether or not successful, compromised or settled and whether joint or several) threatened, asserted, established or instituted against or otherwise involving any person, and “Claim” shall be construed accordingly;

“Confidential Information” has the meaning given in clause 7.1;

“EC Treaty” means the consolidated version of the Treaty establishing the European Community;

“Exchange Offer Memoranda” has the meaning given in the Underwriting Agreement;

“HMT Commitment Commission” has the meaning given in clause 3.3;

“FOI Act” has the meaning given in clause 7.7;

“FOI Request” has the meaning given in clause 7.7;

“FSA” means the Financial Services Authority including when acting in its capacity as the competent authority for the purposes of Part VI of the FSMA (and any successor authority);

“FSMA” means the Financial Services and Markets Act 2000;

“GM” means the general meeting of LBG at which the Resolutions are proposed;

“Government Entity” has the meaning given in clause 8.4(B);

“Group” means LBG and all of its group undertakings (as defined in section 1161(5) of the Companies Act 2006);

“HMT Resolution” means resolution 4, as set out in the notice of GM contained in the Circular, regarding certain transactions involving the Treasury;

“HMT Rights Issue Shares” means the new Ordinary Shares which are to be offered in respect of the Relevant Shares pursuant to the Rights Issue;

“Issue Price” means the higher of (i) 15 pence per HMT Rights Issue Share; and (ii) such other issue price per HMT Rights Issue Share as shall be determined in accordance with clause 2.5 of the Underwriting Agreement, in which case this term shall mean such revised price;

“Joint Global Co-ordinators” means Citigroup Global Markets U.K. Equity Limited, Merrill Lynch International and UBS Limited, as appointed by LBG pursuant to the terms of the Underwriting Agreement in relation to the Rights Issue;

“Listing Rules” means the listing rules made by the FSA under Part VI of the FSMA;

“Losses” means any and all loss, damage, cost, liability, demand, charge or expense (including legal fees) which any person may suffer or incur (including, but not limited to, all Losses suffered or incurred in investigating, preparing for or disputing or defending or settling any Claim and/or in establishing its right to be indemnified pursuant to clause 3.6 and/or in seeking advice regarding any Claim or in any way related to or in connection with the indemnity contained in clause 3.6), and “Loss” shall be construed accordingly;

“Ordinary Shares” means the ordinary shares of 25 pence each in the capital of LBG, or following the Share Capital Subdivision becoming effective, ordinary shares of 10 pence each in the capital of LBG;

“PALs” means the renounceable provisional allotment letters expected to be sent to certain shareholders of LBG in connection with the Rights Issue;

“Per Share Discretionary Fee” means the aggregate pounds sterling amount (if any) paid by LBG to any and all of the Joint Bookrunners as a discretionary fee, pursuant to and in accordance with clauses 10.2 and 10.6 of the Underwriting Agreement, divided by the aggregate number of Underwritten Shares (each as defined in the Underwriting Agreement);

“Pre-Marketing” means any and all contacts, presentations, discussions, road-shows, conversations and other marketing or investor-education activities effected by or on behalf of LBG in relation to the Rights Issue or other associated transactions prior to the release of the Press Announcement, including the disclosure of information in respect of (amongst other things) the Scheme, the “stress test” analysis performed by the FSA in relation to the capital of LBG, the State Aid Approval, the prospective terms of the Rights Issue and other transactions contemplated by the Prospectus, and the possible intentions of the Treasury, the European Commission and the FSA in relation to those and other associated matters;

“Press Announcement” means the press announcement to be released by LBG giving details of, amongst other things, the Rights Issue;

“Proceedings” means any proceeding, suit or action arising out of or in connection with this Deed, whether contractual or non-contractual;

“Proposals Resolutions” means Resolutions 1, 2, 4, 6, 7, 8, 9 and 11 as set out in the notice of general meeting of LBG contained in the Circular;

“Prospectus” means the prospectus to be issued by LBG in respect of the Rights Issue in accordance with the Prospectus Rules;

“Prospectus Rules” means the prospectus rules made by the FSA under Part VI of the FSMA;

“Relevant Cost” has the meaning given in clause 5.4;

“Relevant Documents” has the meaning given in the Underwriting Agreement;

“Relevant Person” means the Treasury, the Treasury Solicitor, any of Her Majesty’s Secretaries of State (and any other Minister of the Crown), UK Financial Investments Limited, the Asset Protection Agency, and any and all directors, officers, officials, employees and agents of the foregoing;

“Relevant Shares” means the Ordinary Shares which are held by the Treasury Solicitor (as nominee of the Treasury) from time to time;

“Representatives” means: (i) in the context of the Treasury, the Treasury Solicitor, any of Her Majesty’s Secretaries of State (and any other Minister of the Crown), UK Financial Investments Limited, the Asset Protection Agency, and any and all directors, officers, officials, employees, agents, professional advisers and contractors of the foregoing; and (ii) in the context of LBG and the Group, directors, officers, employees, agents, professional advisers and contractors;

“Resolutions” means all of the resolutions set out in the notice of general meeting of LBG contained in the Circular, to approve (amongst other things): (i) the payment of the HMT Commitment Commission by LBG to the Treasury; and (ii) the Rights Issue;

“Restricted Statement” has the meaning given In clause 6.1;

“Rights Issue” means the rights issue of up to 90,000,000,000 new Ordinary Shares expected to be announced on or about the date of this Deed;

“Scheme” means the Asset Protection Scheme, announced by the Government of the United Kingdom on 19 January 2009;

“Securities Act” means the US Securities Act of 1933, as amended, and the rules promulgated thereunder;

“Service Document” means a claim form, application notice, order, judgment or other document relating to any Proceedings;

“Share Capital Subdivision” means the proposed subdivision and conversion of the Company’s ordinary share capital described in the Circular and the Prospectus;

“Stamp Tax” means any stamp, documentary, registration or capital duty or tax (including stamp duty, stamp duty reserve tax and any other similar duty or similar tax) and any fine, penalty, charge, cost or interest relating thereto;

“State Aid Approval” means the approval or anticipated approval, subject to certain conditions, by the European Commission of the aid provided by the Treasury to LBG: (i) under the recapitalisation scheme, announced by the Government on 8 October 2008; (ii) in connection with LBG’s (or a member of the Group’s) proposed participation in the Scheme; and (iii) in connection with any aspect of the Rights Issue as aid compatible with article 87 of the EC Treaty;

“Subscription Proceeds” has the meaning given in clause 3.2(B);

“Substituted Rights and Obligations” has the meaning given in clause 8.2;

“Tax” or “Taxation” means all forms of taxation and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies (including, for the avoidance of doubt, Stamp Tax), in each case in the nature of taxation, duty, contribution or levy, whether of the United Kingdom or elsewhere in the world whenever imposed and whether chargeable directly or primarily against or attributable directly or primarily to any member of the Group or any other person and all penalties, charges, costs and interest relating thereto;

“Transfer” has the meaning given in clause 8.4(A);

“Treasury Permitted Purposes” means: (i) complying with the Treasury’s responsibilities and obligations, and exercising its rights, powers and discretions, under or in connection with this Deed; (ii) providing or enabling the provision of financial support to LBG or protecting or enhancing the stability of the financial system of the United Kingdom; and (iii) discharging the Treasury’s responsibilities and functions;

“Treasury Solicitor” means the Solicitor for the Affairs of Her Majesty’s Treasury;

“Undertakings” means the undertakings given by the Treasury provided for in clauses 3.1 and 3.2;

“Underwriting Agreement” means the underwriting agreement between, inter alia, LBG, Merrill Lynch International, UBS Limited, Citigroup Global Markets U.K. Equity Limited, Goldman Sachs International, HSBC Bank plc, J.P. Morgan Securities Ltd and J.P. Morgan Cazenove Limited, of even date hereof, in relation to the proposed Rights Issue;

“Underwriting Warranties” has the meaning given in clause 3.5;

“VAT” means (i) any Tax imposed in conformity with the council directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) (including, in relation to the United Kingdom, any value added tax imposed by the Value Added Tax Act 1994 and/or any legislation or regulations supplemental thereto); and (ii) any other Tax of a similar nature (whether imposed in a member state of the European Union in substitution for or in addition to the Tax mentioned above or imposed elsewhere); and

“Working Hours” means 9.30 a.m. to 5.30 p.m. on a Business Day.

1.2	In this Deed, unless otherwise specified:

	(A)	references to clauses and paragraphs are to clauses and paragraphs of this Deed;

	(B)	the words “include” and “including” shall be deemed to be followed by the phrase “without limitation”;

	(C)	headings and sub-headings in this Deed are included for ease of reference only and shall not affect the interpretation of this Deed;

(D)

any reference to a “person” shall be construed so as to include any individual, firm, company, corporation, body corporate, government, state or agency of a state, local or municipal authority or governmental body or any joint venture, association or partnership (whether or not having separate legal personality);

(E)

any reference to any statute, statutory provision or rules or regulations made thereunder shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified, re-enacted or replaced; and

	(F)	a reference to any other document to which both the Treasury and LBG are party is a reference to that other document as amended, varied or supplemented at any time.

1.3

Any reference to any indemnity, covenant to pay or payment (a “Payment Obligation”) being given or made on an “after-Tax basis” or expressed to be calculated on an “after-Tax basis” means that, in calculating the amount payable pursuant to such Payment Obligation (the “Payment”), there shall be taken into account (if and to the extent that the same has not already been taken into account in the calculation of the Payment):

(A)

any Tax suffered by the person entitled to receive the Payment to the extent that it arises as a result of the matter giving rise to the Payment Obligation or as a result of receiving, or being entitled to receive, the Payment; and

(B)

any relief, exemption, allowance or credit which is available to set against any Tax otherwise payable or against any income, profits or gains for Tax purposes, and any right to any refund or reimbursement of any Tax, which in each case is available to the person entitled to receive the Payment if and to the extent that the same arises as a result of the matter giving rise to the Payment Obligation or as a result of receiving, or being entitled to receive, the Payment, such that the person entitled to receive the Payment is in the same economic position after Tax that it would have been in if the matter giving rise to the Payment Obligation had not occurred.

2.	EFFECTIVENESS

2.1	All provisions of this Deed shall have full force and effect upon execution and delivery of this Deed by the parties to it.

2.2	The Treasury shall cease to be bound by the Undertakings if:

(A)

the Press Announcement is not released through a regulatory information service at or before 7.00 a.m. on the date of this Deed, or such later time and/or date as LBG and the Joint Global Co-ordinators may agree in writing pursuant to, and in accordance with, the Underwriting Agreement;

(B)

the Prospectus is not published in accordance with the Prospectus Rules at or before 7.00 a.m. on the date of this Deed, or such later time and/or date as LBG and the Joint Global Co-ordinators may agree in writing pursuant to, and in accordance with, the Underwriting Agreement;

(C)

a new Issue Price in excess of 15 pence is determined in accordance with clause 2.5 of the Underwriting Agreement, and the press announcement and pricing statement giving details of the revised Issue Price is not released through a regulatory information service at or before 7.00 a.m. on 24 November 2009;

(D)

any of the Proposal Resolutions is not passed at the GM on the date for which it has been convened (or, to the extent as LBG and the Joint Global Co-ordinators may agree in writing pursuant to, and in accordance with, the Underwriting Agreement, any adjournment thereof); or

(E)

Admission does not occur at or before 8.00 a.m. on 27 November 2009, or such later time and/or date as LBG and the Joint Global Co-ordinators may agree in writing pursuant to, and in accordance with, the Underwriting Agreement.

3.	UNDERTAKING TO SUBSCRIBE

3.1

Subject to clauses 2.2(A), (B) and (C), the Treasury hereby irrevocably undertakes to LBG to procure that the Treasury Solicitor shall exercise, or procure the exercise of, all voting rights attaching to the Relevant Shares on all of the Resolutions in accordance with the recommendation of the board of LBG (except for Resolution 4, as set out in the notice of general meeting of LBG contained in the Circular).

3.2	Subject to clause 2.2, the Treasury hereby irrevocably undertakes to LBG to procure that the Treasury Solicitor shall:

(A)

prior to the latest time and date for acceptance under the Rights Issue (the “Acceptance Date”), apply and subscribe (as nominee for the Treasury) (unless otherwise agreed in this Deed, on the terms set out in the Prospectus, any pricing statement published by LBG and, where relevant, the terms of the PALs)

for all of the HMT Rights Issue Shares under the Rights Issue each at the Issue Price (the “Acceptance”);

(B)

ensure that payment in cash consideration (within the meaning given by section 583 of the Companies Act 2006), in pounds sterling and in a manner which is not prohibited by section 587 of the Companies Act 2006, is made to LBG (or as otherwise directed by LBG) in respect of the aggregate subscription price for the HMT Rights Issue Shares subscribed by the Treasury, being the Issue Price multiplied by the number of HMT Rights Issue Shares, (the “Subscription Proceeds”) at or prior to 11.00 a.m. on the Acceptance Date; and

(C)

unless otherwise agreed with LBG, not dispose of the Relevant Shares, any other Ordinary Shares or any interest (as such term is defined in Section 820 of the Companies Act 2006) therein or any right relating to the HMT Rights Issue Shares prior to the earliest to occur of: (i) the Rights Issue closing; (ii) the Rights Issue lapsing or being terminated in accordance with its terms; (iii) LBG confirming in writing that it has no further intention to proceed with the Rights Issue; and (iv) 31 December 2009.

3.3

Conditional upon the Acceptance and the receipt by LBG of the Subscription Proceeds, LBG shall pay, or procure that one of its subsidiaries shall pay, to the Treasury (or to such other person as the Treasury may direct) in cash, in pounds sterling, a fee equal to:

	(A)	the Base Fee multiplied by the aggregate number of HMT Rights Issue Shares (the “Base Fee Amount”); plus

	(B)	the Per Share Discretionary Fee multiplied by the aggregate number of HMT Rights Issue Shares,

in consideration, inter alia, for the Treasury giving the Undertakings (the “HMT Commitment Commission”).

3.4

LBG shall pay, or procure that one of its subsidiaries shall pay, the HMT Commitment Commission to the Treasury not later than the fifth Business Days following the Acceptance Date (provided that payment of the Subscription Proceeds has been made in accordance with clause 3.2(B)). Without prejudice to its right to receive payment of the HMT Commitment Commission directly from LBG, or one of its subsidiaries, pursuant to this Clause 3.4, the Treasury shall be entitled and is authorised to set-off the Base Fee Amount (or any portion thereof) against its obligation to pay the Subscription Proceeds. In the event that the Base Fee Amount (or any portion thereof) is set-off against the Treasury’s obligation to pay the Subscription Proceeds, then such Base Fee Amount (or such portion thereof) shall be deducted from the Subscription Proceeds in full satisfaction of LBG’s obligation to pay the Base Fee Amount (or such portion thereof) pursuant to this Deed and in full satisfaction of the Treasury’s obligation to pay that portion of the Subscription Proceeds.

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3.5

Without prejudice to the provisions of clause 4, LBG represents, warrants and undertakes to the Treasury that each statement set out in Schedule 3 to the Underwriting Agreement (together, the “Underwriting Warranties”) is true and accurate and not misleading on the date of this Deed and shall remain true and accurate and not misleading and shall be repeated at any Re-Pricing Date (as defined in the Underwriting Agreement), at Admission, at the Acceptance Date, at any Time of Sale (as defined in the Underwriting Agreement), at the Settlement Date (as defined in the Underwriting Agreement) and on the date of publication of any supplementary prospectus, in each case, by reference to the facts and circumstances then existing (subject to any such matters and facts fairly disclosed in any supplementary prospectus published prior to the relevant date). The provisions of clauses 12.2, 12.4, 12.5, 12.6, 12.7, 12.8 and 12.14 of the Underwriting Agreement shall apply, mutatis mutandis, to this clause 3.5 as if such provisions were repeated herein (and all references in such provisions to: (i) the “Banks”, the “Underwriters” or “Joint Global Co-ordinators” shall be deemed to be references to the Treasury; and (ii) the “Underwritten Shares” shall be deemed to be references to the HMT Rights Issue Shares).

3.6

Without restricting the rights of the Treasury or its ability to claim damages on any basis, LBG agrees to fully and effectively indemnify and hold harmless each Relevant Person on an after-Tax basis (whether or not the relevant Loss or Claim is suffered or incurred or arises in respect of circumstances or events existing or occurring before, on or after the date of this Deed and regardless of the jurisdiction in which such Loss or Claim is suffered or incurred) from and against any and all Losses or Claims whatsoever, as incurred, if such Losses or Claims arise directly or indirectly out of, or are attributable to, or connected with, anything done or omitted to be done by any person (including by the applicable Relevant Person) in connection with the Pre-Marketing, the Share Capital Subdivision, the Rights Issue, Admission, or the arrangements contemplated by the Prospectus, the Circular, the PALs, the Press Announcement, any other Relevant Document and/or either of the Exchange Offer Memoranda (or any amendment or supplement to any of them), or this Deed or any other agreement relating to the Rights Issue, including any and all Losses or Claims whatsoever, as incurred, in connection with or arising out of:

(A)

the Prospectus, the Circular, the PALs, the Press Announcement, any other Relevant Document, either of the Exchange Offer Memoranda and/or any materials used for the purposes of the Pre-Marketing (or any amendment or supplement to any of them) not containing or fairly presenting, or being alleged not to contain or not to fairly present, all information required to be contained therein, or arising out of any untrue or inaccurate statement or alleged untrue or inaccurate statement of a material fact contained in any such documents or materials (or any amendment or supplement to any of them), or the omission or alleged omission therefrom of a fact necessary in order to make the statements therein not misleading in any material respect, or any statement therein being or alleged to be in any respect not based on reasonable grounds, in the light of the circumstances in which they were made; and/or

	(B)	any breach or alleged breach by LBG of any of the Underwriting Warranties,

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PROVIDED THAT, the indemnity contained in this clause 3.6 shall not apply to any Losses or Claims: (i) if and to the extent arising out of a decline in market value of the HMT Rights Issue Shares suffered or incurred by any Relevant Person as a result of HM Treasury having subscribed for the HMT Rights Issue Shares pursuant to this Deed save to the extent such decline is caused by or results from or is attributable to or would not have arisen but for (in each case directly or indirectly) (aa) the neglect or default of LBG in relation to the content, publication, issue or distribution of the Prospectus, the Circular, the PALs, the Press Announcement, any other Relevant Document, either of the Exchange Offer Memoranda and/or any materials used for the purposes of the Pre-Marketing or (bb) any of the matters referred to in clause 3.6(A); and/or (ii) if and to the extent that they are Losses or Claims in respect of Tax which are covered by clause 5 (or which would have been so covered but for any exclusion contained in clause 5).

3.7

The provisions of clause 18.10 of the Underwriting Agreement shall apply, mutatis mutandis, to clause 3.6 as if such provisions were repeated therein (and all references in such provisions to: (i) the “Banks” or any “Underwriter” shall be deemed to be references to the Treasury; (ii) any “Indemnified Person” shall be deemed to be references to any Relevant Person; and (iii) the “Underwritten Shares” shall be deemed to be references to the HMT Rights Issue Shares).

3.8

The provisions of clause 15 of the Underwriting Agreement (Contribution), except clause 15.7 of the Underwriting Agreement, shall apply, mutatis mutandis, to this Deed as if such provisions were repeated therein (and all references in such provisions to: (i) Clause 14 shall be deemed to be references to clause 3.6, above; (ii) the “Company” shall be deemed to be references to LBG; (iii) the “Joint Bookrunners”, “Banks” or any “Underwriter” shall be deemed to be references to the Treasury; (iv) any “Indemnified Person” shall be deemed to be references to any Relevant Person; (v) the “Rights Issue (excluding the HMT Shares)” shall be deemed to be references to the subscription by the Treasury of the HMT Rights Issue Shares; and (vi) the “Underwritten Shares” shall be deemed to be references to the HMT Rights Issue Shares). For the purposes of this clause 3.8, each Relevant Person shall have the same rights to contribution as the Treasury.

3.9

LBG acknowledges and agrees that: (i) no Relevant Person accepts any responsibility for the contents of, or makes any representation or warranty as to the accuracy, completeness or fairness of any information in, the Prospectus, either of the Exchange Offer Memoranda or the Circular (or any supplement or amendment to either of them); and (ii) no Relevant Person has authorised or will authorise the contents of the Prospectus, either of the Exchange Offer Memoranda or the Circular. LBG shall include a disclaimer to the above effect in the Prospectus, both of the Exchange Offer Memoranda and the Circular.

3.10

Each of the Treasury and the Treasury Solicitor hereby irrevocably waives any statutory right to withdraw any acceptance which may arise pursuant to section 87Q(4) of the FSMA on the publication of a supplementary prospectus in connection with the Rights Issue. For the avoidance of doubt, this clause 3.10 shall be without prejudice to the Treasury’s rights under clause 2.2 and 15.

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4.	WARRANTIES

4.1	LBG represents and warrants to the Treasury on the date of this Deed that:

	(A)	it is duly organised and validly existing under the laws of its jurisdiction of organisation;

(B)

it has the corporate power and the authority to execute and deliver this Deed and to perform its obligations under this Deed, and no additional act or proceeding, corporate or otherwise, on its part is necessary to authorise the execution and delivery of this Deed or the performance of any of its obligations under this Deed;

(C)

subject to any principles of law affecting the rights of creditors generally and the provisions of section 117 of the Stamp Act 1891, the obligations expressed to be assumed by LBG under this Deed are legal, valid, binding and enforceable obligations; and

	(D)	it has duly executed and delivered this Deed.

4.2	The Treasury represents and warrants to LBG on the date of this Deed that:

(A)

neither the Treasury, UK Financial Investments Limited nor any person acting on its or their behalf (other than any party to the Underwriting Agreement or any of their respective affiliates, as to whom the Treasury gives no undertaking) has engaged or will engage in any “directed selling efforts” (within the meaning of Rule 902(c) of Regulation S under the Securities Act) with respect to the HMT Rights Issue Shares, the PALs, the nil paid rights or the fully paid rights to the HMT Rights Issue Shares; and

(B)

neither the Treasury, UK Financial Investments Limited nor any person acting on its or their behalf (other than any party to the Underwriting Agreement or any of their respective affiliates, as to whom the Treasury gives no undertaking) has engaged or will engage in any form of “general solicitation” or “general advertising” (within the meaning of Rule 502(c) of Regulation D under the Securities Act) in the United States in connection with any offer or sale of the HMT Rights Issue Shares, the PALs, the nil paid rights or the fully paid rights to the HMT Rights Issue Shares or has offered or will offer to sell or solicited or will solicit offers to buy any of the HMT Rights Issue Shares, the PALs, the nil paid rights or the fully paid rights to the HMT Rights Issue Shares in any manner involving a public offering in the United States within the meaning of Section 4(2) of the Securities Act.

5.	TAX MATTERS

5.1

All payments by LBG (or any member of the Group) pursuant to this Deed shall be paid without any deduction or withholding, unless required by law. If any Tax is required by law to be deducted or withheld from or in connection with any such payment, the

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amount payable shall be increased so as to ensure that the amount received by the Treasury (or any other Relevant Person) after such deduction or withholding (including, for the avoidance of doubt, any additional deduction or withholding required as a result of such increase) is equal to the amount which the Treasury (or such Relevant Person) would have received if no such deduction or withholding had been required.

5.2

If the Treasury (or any other Relevant Person) is subject to Tax in respect of any sum payable pursuant to this Deed, or if any such sum is taken into account in computing the profits, income or gains of the Treasury (or any other Relevant Person) for Tax purposes, the sum payable shall be increased so as to ensure that the amount retained by the Treasury (or such other Relevant Person) after the payment of such Tax (including, for the avoidance of doubt, any additional Tax payable as a result of such increase) is equal to the amount which the Treasury (or such other Relevant Person) would have retained in the absence of such Tax. This clause 5.2 shall not apply to the HMT Commitment Commission or to the extent that any such Tax has been taken into account as a result of the application of clause 1.3.

5.3

Each sum payable by LBG (or any member of the Group) pursuant to this Deed is expressed exclusive of any amount in respect of VAT which is chargeable on any supply or supplies for which such sum (or any part thereof) is the whole or part of the consideration for VAT purposes. If the Treasury (or any other Relevant Person) makes (or is deemed to make) any supply for VAT purposes in consideration for such sum (or any part thereof) and VAT is or becomes chargeable in respect of such supply, LBG shall pay (or shall procure that a member of the Group pays) to the Treasury (or such other Relevant Person), within 14 days of the receipt of a valid VAT invoice, an additional sum equal to the amount of such VAT.

5,4

If LBG (or any member of the Group) is obliged to pay any sum under or in connection with this Deed by way of indemnity (including under clause 3.6), reimbursement, damages or compensation for or in respect of any liability, damage, cost, demand, charge or expense (the “Relevant Cost”), the calculation of such sum shall include an amount determined as follows:

(A)

if the Relevant Cost is, for VAT purposes, the consideration for a supply of goods or services made to the Treasury (or any other Relevant Person) (including where such supply is made to the Treasury as agent for LBG (or a member of the Group) within the terms of section 47 of the Value Added Tax Act 1994), such additional amount shall be equal to any input VAT which was incurred by the Treasury (or such other Relevant Person) in respect of that supply and which it is not able to recover from the relevant Tax authority; and

(B)

if the Relevant Cost is, for VAT purposes, a disbursement incurred by the Treasury (or any other Relevant Person) as agent on behalf of LBG (or a member of the Group) and the relevant supply is made to LBG (or a member of the Group) for VAT purposes, such additional amount shall be equal to any amount in respect of VAT which was paid in respect of the Relevant Cost by the Treasury (or such other Relevant Person), and the Treasury shall use reasonable endeavours to procure that the relevant third party issues a valid

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VAT invoice in respect of the Relevant Cost to LBG (or the relevant member of the Group).

5.5

LBG shall pay and bear any Stamp Tax which is payable or paid (whether by the Treasury, any other Relevant Person or otherwise) in connection with the allotment and issue of the HMT Rights Issue Shares, the delivery of the HMT Rights Issue Shares and/or the acquisition of the HMT Rights Issue Shares in the manner contemplated by this Deed or the Underwriting Agreement or the execution, delivery, performance or enforcement of this Deed, and LBG shall indemnify the Treasury and each other Relevant Person on demand on an after-Tax basis in respect of such Stamp Tax, provided that this clause 5.5 shall not apply to:

(A)

any Stamp Tax payable in respect of transfers of, or agreements to transfer, HMT Rights Issue Shares subsequent to any such HMT Rights Issue Shares having been acquired by the Treasury in the manner contemplated by this Deed; or

	(B)	any stamp duty chargeable at a rate determined under section 67 or 70 of the Finance Act 1986 or stamp duty reserve tax chargeable under section 93 or 96 of the Finance Act 1986.

References in this clause 5.5 to HMT Rights Issue Shares include any interest in or rights to allotment of HMT Rights Issue Shares.

5.6

If LBG (or any member of the Group) makes an increased payment to the Treasury or any other Relevant Person in accordance with clause 5.1 or 5.2 and the Treasury or such other Relevant Person (as the case may be) determines in good faith that it has obtained, utilised and retained a relief from Tax or a refund of Tax which is attributable to such increased payment made by LBG (or any member of the Group), then the Treasury or such other Relevant Person (as the case may be) shall reimburse to LBG (for itself or on behalf of the relevant member of the Group) as soon as reasonably practicable an amount equal to such proportion of the Tax so saved or refunded as will leave the Treasury or such other Relevant Person (as the case may be), after such reimbursement, in the same after-Tax position (having regard to the time value of money) that it would have been in if the circumstances giving rise to such additional payment had not arisen. For the avoidance of doubt, nothing in this Deed shall require the Treasury or any other Relevant Person to disclose any information in relation to its Tax affairs to LBG (or any other member of the Group) or any person acting for or on behalf of LBG (or any other member of the Group).

5.7

The Treasury shall co-operate in completing any treaty forms or other procedural formalities reasonably requested by LBG for the purpose of enabling LBG (or the relevant member of the Group) to make any payment pursuant to this Deed without any deduction or withholding in respect of Tax.

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6.	ANNOUNCEMENTS AND PUBLICITY

6.1

Subject to the other provisions of this clause 6, LBG shall ensure that no member of the Group nor any of their respective Representatives, shall make, publish, issue or release any announcement or public statement in relation to, or which refers to: (i) this Deed (or any ancillary matter); or (ii) the Treasury in connection with this Deed (each, a “Restricted Statement”), save for such Restricted Statements as are contained in the Press Announcement, the Prospectus or any supplement thereto.

6.2

Notwithstanding clause 6.1, each member of the Group may (and each such member’s Representatives may on its behalf) make, publish, issue or release a Restricted Statement provided that such Restricted Statement is made, published, issued or released only after giving as much prior notification as is reasonably practicable to, and consulting in good faith to the fullest extent reasonably practicable with, the Treasury with a view to giving the Treasury as much time as is reasonably practicable, in all the circumstances, to review and comment on such Restricted Statement.

6.3

If, in respect of any Restricted Statement, any member of the Group (or any of its Representatives) proposes not to adopt, or does not adopt, any amendment proposed by the Treasury pursuant to clause 6.2, LBG shall procure that such member of the Group or Representative shall (to the extent reasonably practicable, prior to the making, publication, issuance or release of the relevant Restricted Statement or, if not reasonably practicable, promptly thereafter) provide to the Treasury reasons explaining why such amendments are not proposed to be, or were not, adopted.

6.4	If any member of the Group (or any of its Representatives) proposes to make, publish, issue or release a Restricted Statement and either:

(A)

notification to, and consultation with, the Treasury prior to the making, publication, issuance or release of such Restricted Statement is not permissible under: (i) applicable law; or (ii) the rules of the Bank of England or of any securities exchange, clearing system or Authority (including the FSA) to which it is subject or submits; or

	(B)	the Restricted Statement must be made urgently such that prior notification to or consultation with the Treasury is not reasonably practicable,

then LBG shall ensure that the relevant member of the Group or Representative shall, as soon as permissible and reasonably practicable, provide a copy of such Restricted Statement to the Treasury, together with a notification providing reasonable details of the circumstances giving rise to the Restricted Statement.

6.5

Notwithstanding clause 6.1, the Representatives of each member of the Group may make on behalf of such member Restricted Statements which are unscripted oral public statements, provided that LBG shall use all reasonable endeavours to ensure that processes are in place with a view to ensuring that any such unscripted oral public statements are consistent with any other Restricted Statements made in accordance with this clause 6 by or on behalf of any member of the Group.

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7.	CONFIDENTIALITY; FREEDOM OF INFORMATION

7.1

Each party (the “firstparty”) shall treat as confidential any information that the other party (or its Representatives) has provided to the first party (or its Representatives) with respect to the matters referred to in this Deed and which each party has agreed should be designated as being confidential (“Confidential Information”).

7.2	Each party shall:

	(A)	not disclose any Confidential Information to any person other than to its respective Representatives:

(i) in the case of disclosure by the Treasury, to enable or assist the Treasury to fulfil any of the Treasury Permitted Purposes; and

(ii)

in the case of disclosure by LBG, to the extent that such Representatives require the Confidential Information to enable or assist LBG to effect the Rights Issue or to comply with its responsibilities and obligations, or exercise its rights, under this Deed;

	(B)	procure that any person to whom any Confidential Information is so disclosed by it complies with the restrictions contained in this clause 7 as if such person were a party to this Deed; and

	(C)	have in place and maintain security measures and procedures to protect the confidentiality of Confidential Information.

7.3

The Treasury shall use (and shall ensure that its Representatives will use) Confidential Information only for the Treasury Permitted Purposes (or, in the case of any person referred to in clause 7.5(B), for the purposes of enabling or assisting such person to fulfil its functions).

7.4

LBG shall use (and shall ensure that its Representatives will use) Confidential Information only to effect the Rights Issue or to enable or assist LBG to comply with its responsibilities and obligations, and exercise its rights, under this Deed.

7.5	The restrictions in clauses 7.1 and 7.2 shall not prevent the Treasury from disclosing Confidential Information:

(A)

to the European Commission, if and to the extent that the Treasury considers such disclosure is necessary in connection with (i) the application of the state aid rules of the EC Treaty, (ii) any European Commission decision relating to those rules or (iii) compliance with any of the United Kingdom’s reporting requirements under the State Aid Approval;

(B)

to the FSA, the Bank of England, the National Audit Office, the Cabinet Office or any successor organisation of any of the foregoing to the extent that the Treasury considers that such disclosure is required to enable or assist: (i) the

16

Treasury to fulfil any of the Treasury Permitted Purposes; or (ii) the FSA, the Bank Of England, the National Audit Office and the Cabinet Office (or any of their respective successors) to fulfil their respective functions;

(C)

to Parliament or to any Parliamentary committee (including the Public Accounts Committee, the House of Commons Treasury Select Committee and any Select Committee of the Parliament of the United Kingdom), in each case if and to the extent that the Treasury considers it appropriate to do so, provided that (where lawful and considered reasonably practicable by the Treasury (but excluding any disclosure comprised in any unscripted oral statement)) the Treasury shall use reasonable endeavours to notify LBG of the Confidential Information to be disclosed;

	(D)	in order to comply with the Treasury’s responsibilities and obligations, and exercising the Treasury’s rights, powers and discretions, under or in connection with the State Aid Approval;

	(E)	to assist with providing or enabling the provision of financial support to LBG or protecting or enhancing the stability of the financial system of the United Kingdom; and

	(F)	discharging the Treasury’s responsibilities and functions.

7.6	The restrictions in clauses 7.1 and 7.2 shall not prevent the Treasury or LBG from disclosing Confidential Information:

	(A)	which is required by: (i) applicable law; or (ii) the rules of the Bank of England or of any securities exchange, clearing system or Authority (including the FSA) to which it is subject or submits;

	(B)	if and to the extent required for the purpose of any judicial proceedings; or

	(C)	if and to the extent the information has come into the public domain through no fault of that party.

7.7

If the Treasury is requested to disclose any Confidential Information pursuant to the provisions of the Freedom of Information Act (the “FOI Act”, and such a request, an “FOI Request”), the Treasury shall (to the extent practicable and permissible under the FOI Act and consistent with the Code of Practice of the Secretary of State for Constitutional Affairs on discharge of public authorities’ functions under Part 1 of the FOI Act):

	(A)	notify LBG in writing of the nature and content of such FOI Request as soon as practicable;

(B)

prior to the making of a disclosure pursuant to an FOI Request, for a period of no less than five Business Days consult with LBG as to: (i) whether such FOI Request is valid; (ii) whether or not disclosure pursuant to the FOI Act is

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required; and (iii) (if the Treasury determines that disclosure pursuant to the FOI Act is required) the scope and content of any proposed disclosure; and

(C)

(if the Treasury determines that disclosure pursuant to the FOI Act is required and LBG has objected to such disclosure or the extent of the proposed disclosure) give LBG as much prior notice as is reasonably practicable prior to such disclosure being made.

7.8

LBG acknowledges that the provision of information to the Treasury as provided for in this Deed is important, amongst other things, to enable the Treasury to monitor the performance by LBG of its responsibilities, duties and obligations under this Deed (including, in particular, with respect to compliance with the State Aid Approval). If LBG considers (having taken appropriate external legal advice) that applicable law, or pre-existing contractual restrictions, prevent or restrict the disclosure of any such information to the Treasury, it shall:

	(A)	notify the Treasury of the information to which such restrictions relate together with reasonable details of the legal or contractual restrictions which prevent or restrict such disclosure; and

(B)

in determining whether to disclose such information, consider in good faith whether: (i) the balance of public interest, (ii) the nature of its responsibilities, duties and obligations under this Deed; and (iii) any duties of confidentiality owed by the Treasury to it, are such that the information should nevertheless be disclosed to the Treasury.

7.9	No provision in this Deed shall require LBG (or any member of the Group) to provide any information protected by legal professional privilege or litigation privilege.

8.	ASSIGNMENT

8.1	Following the Acceptance Date, the Treasury may effect a Transfer to any Government Entity on such terms as it considers appropriate.

8.2

The Treasury shall effect a Transfer by giving not less than 10 Business Days’ prior written notice to LBG specifying the identity of the transferee and the rights, powers, discretions or obligations under this Deed that are to be the subject of the Transfer (the “Substituted Rights and Obligations”).

8.3

If a notification is given by the Treasury pursuant to clause 8.2, LBG shall enter into such further agreements as are necessary in order to substitute the relevant transferee for the Treasury in respect of the Substituted Rights and Obligations.

8.4	For the purpose of this clause 8:

(A)

“Transfer” means: (i) the assignment of all or any part of the Treasury’s rights and benefits of or under this Deed; (ii) the declaration of a trust in respect of or the entry into of any arrangement whereby the Treasury agrees to hold in trust

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for any person all or any part of the benefit of, or its rights or benefits under, this Deed; or (iii) the transfer (whether by way of novation, sub-contract, delegation or otherwise), or the entry into an arrangement whereby any person is to perform, any or all of the Treasury’s obligations under this Deed; and

(B)

“Government Entity” means: (i) any department, non-departmental public body, authority or agency of Her Majesty’s Government of the United Kingdom or the Crown; (ii) any of Her Majesty’s Secretaries of State and any other Minister of the Crown; (iii) the Treasury Solicitor; (iv) any body corporate established by statute some or all of the members of which are appointed by a Secretary of State or Minister of the Crown; (v) UK Financial Investments Limited; (vi) any quasi-governmental or regulatory body; and (vi) any other entity or person directly or indirectly owned or established by, or held on trust for, any of the foregoing.

9.	REMEDIES

9.1

No delay or omission by the Treasury or LBG (as the case may be) in exercising any right, power or remedy provided by law or under or pursuant to the Deed shall: (i) affect that right, power or remedy; or (ii) operate as a waiver of it.

9.2

The single or partial exercise by the Treasury of any right, power or remedy provided by law or under or pursuant to this Deed shall not, unless otherwise expressly stated, preclude any other or further exercise of it or the exercise of any other right, power or remedy.

9.3	Any right of the Treasury is cumulative and not exclusive of any other right (whether provided by law or otherwise).

9.4

LBG acknowledges and agrees that: (i) breaches by it of this Deed may result in injury to the public and/or third parties rather than injury specific to the Treasury; and/or (ii) damages may not be an adequate remedy for any breach of any of this Deed, and further acknowledges and agrees that, without prejudice to any other rights or remedies which the Treasury may have, whether pursuant to a provision of this Deed or otherwise, equitable relief (including specific performance and injunction) for any such breach (or potential breach) will normally be appropriate. LBG agrees not to raise any objection to any application by the Treasury for any such remedies.

10.	INVALIDITY

If any provision of this Deed shall be held to be illegal, invalid or unenforceable, in whole or in part, under any enactment or rule of law, such provision or part shall to that extent be deemed not to form part of this Deed but the legality, validity and enforceability of the remainder of this Deed shall not be affected.

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11.	NOTICES

11.1	Except as otherwise provided in this Deed, a notice under this Deed shall only be effective if it is in writing. Facsimile transmissions are permitted but email is not.

11.2	Notices under this Deed shall be sent to a party to this Deed at its address or number and for the attention of the individual set out below:

Party and title of individual	Address	Facsimile no.

LBG	Henry Duncan House	020 7356 2168
120 George St
Edinburgh
Scotland EH2 4LH

Attention: Company Secretary

Treasury	1 Horse Guards Road	020 7270 4844
London SW1A 2HQ

Attention: Nikhil Rathi (team
leader, financial stability)

provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause 11. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

11.3	Any notice given under this Deed shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

	(A)	if delivered personally, on delivery;

	(B)	if sent by first class post, two clear Business Days after the date of posting; and

	(C)	if sent by facsimile, when despatched.

11.4	Any notice given under this Deed outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

11.5	The provisions of this clause 11 shall not apply in relation to the service of Service Documents.

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12.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

12.1

Clauses 3.6, 3.8 and 3.9 confer benefits on certain persons named therein who are not a party to this Deed (each, a “Third Party”). Clauses 3.6, 3.8 and 3.9 are intended to be enforceable by each Third Party by virtue of the Contract (Rights of Third Parties) Act 1999.

12.2

Other than in respect of clauses 3.6, 3.8 and 3.9, the parties to this Deed do not intend that any term of this Deed should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this Deed.

12.3

No Third Party may enforce, or take any step to enforce, the provisions of clauses 3.6, 3.8 or 3.9 without the prior written consent of the Treasury, which may, if given, be given on and subject to such terms as the Treasury may determine.

12.4	Notwithstanding clause 12.1, any amendment to this Deed may be effected without the consent of any Third Party.

13.	COUNTERPARTS

This Deed may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart. Each counterpart shall constitute an original of this Deed, but all the counterparts together shall constitute one and the same instrument.

14.	VARIATION

14.1

Any term of this Deed may be amended, and the observance of any term of this Deed may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Treasury.

14.2

LBG agrees with HM Treasury that it shall not amend, vary or supplement any term of the Underwriting Agreement at any time (except with regard to execution of any Re-Pricing Memorandum as contemplated by clause 2.5 of the Underwriting Agreement), without the prior written consent of the Treasury.

15.	TERMINATION

15.1	The Treasury shall be entitled to terminate this Deed if any of the conditions in clause 2 have not been satisfied by 31 December 2009.

15.2	Any right of rescission is hereby expressly waived and excluded by the Treasury.

16.	AGENT FOR SERVICE OF PROCESS

16.1

LBG irrevocably appoints Lloyds TSB Bank plc of 25 Gresham Street, London EC2V 7HN to be its agent for the receipt of Service Documents. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England

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and Wales by service on its agent effected in any manner permitted by the Civil Procedure Rules.

16.2

If the agent at any time ceases for any reason to act as such, LBG shall appoint a replacement agent having an address for service in England or Wales and shall notify the Treasury of the name and address of the replacement agent. Failing such appointment and notification, the Treasury shall be entitled by notice to LBG to appoint a replacement agent to act on behalf of LBG. The provisions of this clause 16 applying to service on an agent apply equally to service on a replacement agent.

16.3	A copy of any Service Document served on an agent shall be sent by post to LBG. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

17.	GOVERNING LAW

This Deed shall be governed by and construed in accordance with the laws of England.

18.	JURISDICTION

18.1	The courts of England are to have exclusive jurisdiction to settle any Proceedings arising out of or in connection with this Deed.

18.2

Each party waives (and agrees not to raise) any objection, on the ground of forum non conveniens or on any other ground, to the taking of Proceedings by another party in the courts of England. Each party to this Deed also agrees that a judgment against it in Proceedings brought in England in accordance with this clause 18 shall be conclusive and binding upon it and may be enforced in any other jurisdiction.

18.3	Each party irrevocably submits and agrees to submit to the jurisdiction of the English courts.

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IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written.

Executed as a deed by two of	)
THE LORDS COMMISSIONERS OF HER	)
MAJESTY’S TREASURY	)	By:
)
) )
By:

Executed as a deed by two of	)
LLOYDS BANKING GROUP PLC	)
acting by a director and its secretary/two	)	By:
directors	)
	)		Director
)
By:

Director/Secretary

IN WITNESS WHEREOF this document has been executed and delivered as a deed the day and year first before written.

Executed as a deed by two of	)
THE LORDS COMMISSIONERS OF HER	)
MAJESTY’S TREASURY	)	By:
)
) )
By:

Executed as a deed by two of LLOYDS BANKING GROUP PLC acting by a director and its secretary/two directors	)
)
	) ) )	By:

	)		Director

By:

Director/Secretary